Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter Revenues and Earnings; and Summer Term 2015 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--July 29, 2015--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the period ended June 30, 2015. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2015 decreased 3% to $109.8 million compared to $112.7 million for the same period in 2014, principally due to lower enrollment and lower revenue per student.
  Income from operations was $20.9 million for the three months ended June 30, 2015 compared to $24.0 million for the same period in 2014, a decrease of 13%. Income from operations in the second quarter of 2015 and 2014 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $21.0 million and $22.6 million for the second quarter of 2015 and 2014, respectively. Operating margin was 19.1% for the second quarter compared to 21.3% as reported for the same period in 2014, or 19.2% for the second quarter of 2015 compared to 20.1% for the same period in 2014, when excluding the non-cash adjustments.
  Net income was $11.9 million for the second quarter of 2015 compared to $13.7 million for the same period in 2014, a decrease of 13%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income was $11.9 million for the second quarter, compared to $12.9 million for the same period in 2014.
  Diluted earnings per share for the second quarter of 2015 was $1.11, compared to $1.29 for the same period in 2014, a decrease of 14%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $1.11 for the second quarter compared to $1.21 for the same period in 2014. Diluted weighted average shares outstanding increased 1% to 10,705,000 from 10,623,000 for the same period in 2014.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2015 decreased 3% to $221.6 million, compared to $229.2 million for the same period in 2014, principally due to lower enrollment and lower revenue per student.
  Income from operations was $40.8 million compared to $49.9 million for the same period in 2014, a decrease of 18%. Income from operations in the six months ended June 30, 2015 and 2014 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $40.7 million and $47.6 million for the first half of 2015 and 2014, respectively. Operating income margin was 18.4% compared to 21.8% for the same period in 2014, or 18.4% compared to 20.8% for the same period in 2014, when excluding the non-cash adjustments.
  Net income was $23.3 million compared to $28.5 million for the same period in 2014, a decrease of 18%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income for the first half of 2015 was $23.2 million, compared to $27.1 million for the same period in 2014. Diluted earnings per share was $2.17 compared to $2.68 for the same period in 2014, a decrease of 19%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $2.17 compared to $2.55 for the same period in 2014. Diluted weighted average shares outstanding increased 1% to 10,721,000 from 10,602,000 for the same period in 2014.

Balance Sheet and Cash Flow

At June 30, 2015, the Company had cash and cash equivalents of $195.6 million. The Company generated $43.5 million in cash from operating activities in the first six months of 2015 compared to $45.2 million during the same period in 2014. Capital expenditures were $7.1 million for the six months ended June 30, 2015 compared to $2.3 million for the same period in 2014.

At June 30, 2015, the Company had $115.6 million outstanding under its term loan and no outstanding balance under its revolving credit facility. On July 2, 2015 the Company prepaid the entire outstanding principal balance of its term loan facility and amended its existing credit agreement. The amendment extends the maturity date of the revolving credit facility from December 31, 2016 to July 2, 2020, and increases available borrowings from $100 million to $150 million, with an option to increase the commitments under the revolving facility by an additional $50 million. Currently, there are no outstanding borrowings under the amended credit facility. Additional information is available in the Company’s current report on Form 8-K filed with the SEC July 8, 2015.

The Company had $70.0 million of share repurchase authorization remaining at June 30, 2015. No shares were repurchased in the second quarter of 2015.

For the second quarter of 2015, bad debt expense as a percentage of revenues was 3.2%, which was unchanged from the same period in 2014. Days sales outstanding was 14 days at the end of the second quarter of 2015, also unchanged from the same period in 2014.

Student Enrollment

Total enrollments at Strayer University for the summer term 2015 increased 2% to 37,221 students compared to 36,403 students for the summer term 2014. New student enrollments increased by 4%, and continuing student enrollments increased by 2%.

Strayer@Work Update

Strayer Education announced this morning that TeleTech, a global provider of customer experience solutions, is its second Strayer@Work partner. Through this partnership with Strayer University, TeleTech is offering a debt-free undergraduate or graduate education to its employees in an effort to attract, engage, and retain talent. This benefit is being rolled out first to TeleTech’s customer experience center locations in Kentucky starting in the Summer 2015 term, and a full rollout to more than 8,000 TeleTech employees nationwide is expected in 2016. Strayer@Work is a division at Strayer that partners with corporate clients to identify the skills gap in their organization and deliver targeted training programs and customized college degrees to boost employee performance and reduce turnover. Strayer@Work has partnered with Fortune 1000 companies across a breadth of industries to diagnose critical skills gaps and build customized programs that optimize employee performance.

Stock-based Compensation Activity

In May 2015, the Company awarded 54,664 shares of restricted stock to certain individuals under the Company’s 2015 Equity Compensation Plan, of which 40,867 shares are performance-based and vest four years from the date of grant, subject to performance criteria being met. The remaining 13,797 shares of restricted stock were awarded to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation. The Company’s stock price closed at $48.94 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At June 30, 2015, the Company had 11,028,265 common shares issued and outstanding, including 435,415 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2015 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. The University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2015	2014	2015

Revenues	$112,747	$109,750	$229,215	$221,635
Costs and expenses:
Instruction and educational support	59,799	59,245	118,912	118,942
Marketing	13,360	14,670	29,674	31,351
Admissions advisory	4,433	4,062	8,552	8,055
General and administration	11,157	10,844	22,170	22,499
Total costs and expenses	88,749	88,821	179,308	180,847
Income from operations	23,998	20,929	49,907	40,788
Investment income	2	100	3	178
Interest expense	1,281	1,272	2,634	2,545
Income before income taxes	22,719	19,757	47,276	38,421
Provision for income taxes	9,042	7,883	18,816	15,162
Net income	$13,677	$11,874	$28,460	$23,259

Earnings per share:
Basic	$1.29	$1.12	$2.70	$2.20
Diluted	$1.29	$1.11	$2.68	$2.17

Weighted average shares outstanding:
Basic	10,565	10,587	10,547	10,583
Diluted	10,623	10,705	10,602	10,721

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$162,283	$195,557
Tuition receivable, net	16,942	15,222
Other current assets	17,426	14,520
Total current assets	196,651	225,299
Property and equipment, net	82,266	80,336
Deferred income taxes	16,241	18,097
Goodwill	6,800	6,800
Other assets	5,857	5,471
Total assets	$307,815	$336,003

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,836	$40,733
Income taxes payable	1,286	4,236
Deferred revenue	4,682	8,974
Other current liabilities	281	281
Current portion of term loan	6,250	6,250
Total current liabilities	56,335	60,474
Term loan, less current portion	112,500	109,375
Other long-term liabilities	46,248	45,498
Total liabilities	215,083	215,347
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,903,341 and 11,028,265 shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively	109	110
Additional paid-in capital	14,550	19,447
Retained earnings	77,985	101,244
Accumulated other comprehensive income (loss)	88	(145)
Total stockholders' equity	92,732	120,656
Total liabilities and stockholders' equity	$307,815	$336,003

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2014	2015
Cash flows from operating activities:
Net income	$28,460	$23,259
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(140)	(140)
Amortization of deferred rent	(471)	(424)
Amortization of deferred financing costs	390	390
Depreciation and amortization	10,827	9,292
Deferred income taxes	(358)	(1,621)
Stock-based compensation	4,507	4,923
Changes in assets and liabilities:
Tuition receivable, net	2,019	1,554
Other current assets	1,042	2,357
Other assets	-	2
Accounts payable and accrued expenses	(5,376)	(2,808)
Income taxes payable and income taxes receivable	6,331	3,387
Deferred revenue	5,922	5,544
Other long-term liabilities	(7,956)	(2,259)
Net cash provided by operating activities	45,197	43,456

Cash flows from investing activities:
Purchases of property and equipment	(2,319)	(7,057)
Net cash used in investing activities	(2,319)	(7,057)

Cash flows from financing activities:
Payments on term loan	(1,562)	(3,125)
Net cash used in financing activities	(1,562)	(3,125)
Net increase in cash and cash equivalents	41,316	33,274
Cash and cash equivalents - beginning of period	94,760	162,283
Cash and cash equivalents - end of period	$136,076	$195,557

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$209	$546

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu